U.S. Securities and Exchange Commission

                     Washington, D.C. 20549

                          Form 10 - SB/a

           GENERAL FORM FOR REGISTRATION OF SECURITIES
                   FOR SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                    LARSEN INTERNATIONAL INC.
         (Name of Small Business Issuer in its Charter)


        Colorado                              84-1365550
(State or other jurisdiction of          Employer ID Number
incorporation or organization)






   16125 Shawbrooke Road, SW, Calgary, Alberta T2Y 3B3 Canada
       (Address of Principal Executive Offices)(Zip Code)

            Issuers Telephone Number: (403) 256-6730

   Securities to be Registered under Section 12(b) of the Act:



   Title of each class         Name of each exchange on which
   to be so registered         Each class is to be registered

                         Not Applicable


   Securities to be registered under Section 12(g) of the Act:

                          Common Stock

                        (Title of Class)


PART I

 ITEM 1.  DESCRIPTION OF BUSINESS.

General

Larsen International Inc. was incorporated under the laws of the State of Colorado on December 11, 1996, and is in the early developmental and promotional stages. To date Larsen International Inc. only activities have been organizational ones, directed at developing its business plan and raising its initial capital. The Company has not commenced any commercial operations. The Company has no full-time employees and owns no real estate.

The Company business plan is to seek, investigate, and, if warranted, acquire one or more properties or businesses, and to pursue other related activities intended to enhance shareholder value. The acquisition of a business opportunity may be made by purchase, merger, exchange of stock, or otherwise, and may encompass assets or a business entity, such as a corporation, joint venture, or partnership. The Company has very limited capital, and it is unlikely that the Company will be able to take advantage of more than one such business opportunity.

The Company intends to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings. At the present time the Company has not identified any business opportunity that it plans to pursue, nor has the Company reached any agreement or definitive understanding with any person concerning an acquisition.

Larsen International Inc.'s officer and director has a number of contacts within the field of corporate finance. As a result, he has had preliminary contacts with representatives of numerous companies concerning the general possibility of a merger or acquisition by a public shell company. However, none of these preliminary contacts or discussions involved the possibility of a merger or acquisition transaction with the Company.

It is anticipated that Larsen International Inc.'s officer and director will contact broker/dealers and other persons with whom he is acquainted who are involved in corporate finance matters to advise them of Larsen International Inc. existence and to determine if any companies or businesses they represent have an interest in considering a merger or acquisition with the Company. No assurance can be given that the Company will be successful in finding or acquiring a desirable business opportunity, given the limited funds that are available for acquisitions, or that any acquisition that occurs will be on terms that are favorable to the Company or its stockholders.

Our search will be directed toward small and medium-sized enterprises. These enterprises will have a desire to become public corporations and are concerns that are able to satisfy presently or in the near future, the minimum asset requirements in order to qualify shares for trading on the NASD Bulletin Board quotation service, NASDAQ or a stock exchange (See Investigation and Selection of Business Opportunities). Larsen International Inc. anticipates that the business opportunities presented to it will:

          (i)  be recently organized with no operating history or
          a history of losses attributable to under-
          capitalization or other factors;
          (ii) be experiencing financial or operating difficulties;
          (iii}     be in need of funds to develop a new product
          or service or to expand into a new market;
          (iv) be relying upon an untested product or marketing concept; or
           (v) have a combination of the characteristics mentioned in (i)through(iv).

The Company intends to concentrate its acquisition efforts on properties or businesses that it believes to be undervalued. Given the above factors, investors should expect that any acquisition candidate may have a history of losses or low profitability. Larsen International, Inc. does not propose to restrict its search for investment opportunities to any particular geographical area or industry and may, therefore engage in essentially any business, to the extent of its limited resources. This includes industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others. Larsen International Inc. discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

As a consequence of this registration of its securities, any entity which has an interest in being acquired by, or merging into Larsen International Inc., is expected to be an entity that desires to become a public company and establish a public trading market for its securities. In connection with such a merger or acquisition, it is highly likely that an amount of stock constituting control of Larsen International Inc. would be issued by Larsen International Inc. or purchased from the current principal shareholders by the acquiring entity or its affiliates. If stock is purchased from the current shareholders, the transaction is very likely to result in substantial gains to them relative to their purchase price for such stock. In Larsen International Inc.'s judgment, none of its officers and directors would thereby become an underwriter within the meaning of the
Section 2(11) of the Securities Act of 1933.

The sale of a controlling interest by certain principal shareholders of Larsen International Inc. could occur at a time when the other shareholders of Larsen International Inc. remain subject to restrictions on the transfer of their shares.

Depending upon the nature of the transaction, the current sole officer and director of Larsen International Inc. may resign his management positions with Larsen International Inc. in connection
with its acquisition of a business opportunity.   See Form of
Acquisition, below, and Risk Factors  - Larsen International Inc.
- lack of Continuity in Management. In the event of such a resignation current management would not have any control over the conduct of business following Larsen International Inc.'s combination with a business opportunity.

It is anticipated that business opportunities will come to Larsen International Inc.'s attention from various sources, including its officer and director, its other stockholders, professional advisors such as attorneys and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. Larsen International Inc. has no plans, understandings, agreements, or commitments with any individual for such person to act as a finder of opportunities for Larsen International Inc.

Larsen International Inc. does not foresee that it would enter into a merger or acquisition transaction with any business with which its sole officer or director is currently affiliated. Should Larsen International Inc. determine in the future, contrary to foregoing expectations, that a transaction with an affiliate would be in its best interests of its stockholders, Larsen International Inc. is in general permitted by Colorado law to enter into such a transaction if:

       1.The material facts as to the relationship or interest of the affiliate and as to the contract or transaction are disclosed or are known to the Board of Directors, and the Board in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or
       2. The material facts as to the relationship or interest of the affiliate and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
       3. The contract or transaction is fair as to Larsen International Inc. as of the time it is authorized, approved or ratified by the Board of Directors or the stockholders.

Investigation and Selection of Business Opportunities

To a large extent a decision to participate in a specific business opportunity may be made upon managements analysis of:
       a)the quality of the other company's management and personnel;
       b)the anticipated acceptability of new products or marketing concepts;
       c)the merit of technological changes; and
       d)the perceived benefit Larsen International Inc. will derive from becoming a publicly held entity.

There are numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future. This is due to the possible need to shift marketing approaches substantially, expand significantly, change product emphasis, change or substantially augment management, or make other changes. The Company will be dependent upon the owners of a business opportunity to identify any such problems that may exist and to implement, or be primarily responsible for the implementation of required changes.

Larsen International Inc. may participate in a business opportunity with a newly organized firm or with a firm that is entering a new phase of growth. We should emphasize that we will incur further risks, because management in many instances will not have proved its abilities or effectiveness. The eventual market for such company's products or services will likely not be established, and such company may not be profitable when acquired.

It is anticipated that the Company will not be able to diversify, but will essentially be limited to one such venture because of Larsen International Inc.'s limited financing. This lack of diversification will not permit Larsen International Inc. to offset potential losses from one business opportunity against profits from another, and should be considered an adverse factor affecting any decision to purchase Larsen International Inc. securities. It is emphasized that management of Larsen International Inc. may effect transactions having a potentially adverse impact upon Larsen International Inc. shareholders pursuant to the authority and discretion of Larsen International Inc. management to complete acquisitions without submitting any proposal to the stockholders for their consideration.

Holders of Larsen International Inc. securities should not anticipate that Larsen International Inc. necessarily will furnish such holders, prior to any merger or acquisition, with financial statements or any other documentation, concerning a target company or its business. In some instances, however, the proposed participation in a business opportunity may be submitted to the stockholders for their consideration, either voluntarily by such directors to seek the stockholders advice and consent or because state law so requires.

The analysis of business opportunities will be undertaken by or under the supervision of Larsen International Inc.'s President, who is not a professional business analyst. See Management. Although there are no current plans to do so, Company management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finders fee.

Since Company management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or regarding the total amount of fees that may be paid. However, because of our limited resources it is likely that any such fee we agree to
pay would be paid in stock and not in cash.   Otherwise, Larsen
International Inc. anticipates that it will consider, among other things, the following factors:

          1. Potential for growth and profitability indicated by new technology, anticipated market expansion, or new products;
          2. Larsen International Inc.'s perception of how any particular business opportunity will be received by the investment community and by Larsen International Inc. stockholders;
          3. Whether, following the business combination, the financial condition of the business opportunity would be or would have a significant prospect in the foreseeable future of becoming sufficient to enable the securities of Larsen International Inc. to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule l5c2-6 adopted by the Securities and Exchange Commission. (See Risk Factors
          - Regulation of Penny Stocks).
          4. Capital requirements and anticipated availability of required funds to be provided by Larsen International Inc. or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;
          5    The extent to which the business opportunity can
          be advanced;
          6. Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;
          7. Strength and diversity of existing management, or management prospects that are scheduled for recruitment;
          8. The cost of participation by Larsen International Inc. as compared to the perceived tangible and intangible values and potential; and
          9. The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.

In regard to the possibility that the shares of Larsen International Inc. would qualify for listing on NASDAQ, the current standards include the requirements that the issuer of the securities that are sought to be listed have total assets of at least $4,000,000 and total capital and surplus of at least $2,000,000. Many, and perhaps most, of the business opportunities that might be potential candidates for a combination with Larsen International Inc. would not satisfy the NASDAQ listing criteria.

No one of the factors described above will be controlling in the selection of a business opportunity, and management will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data.
Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Potential investors must recognize that, because of Larsen International Inc.'s limited capital available for investigation and managements limited experience in business analysis, Larsen International Inc. may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

Larsen International Inc. is unable to predict when it may participate in a business opportunity. It expects, however, that the analysis of specific proposals and the selection of a business opportunity may take several months or more.

Prior to making a decision to participate in a business opportunity, Larsen International Inc. will generally request that it be provided with written materials regarding the business opportunity containing such items as:

-    a description of products, services and company history;
-    management resumes;
-    financial information;
-    available projections, with related assumptions upon which they are based;
-    an explanation of proprietary products and services;
-    evidence of existing patents, trademarks, or services marks, or rights thereto;
-    present and proposed forms of compensation to management;
-    a description of transactions between such company and its
affiliates during relevant   periods;
-    a description of present and required facilities;
-    an analysis of risks and competitive conditions;
-    a financial plan of operation and estimated capital
requirements;
-    audited financial statements, or if they are not available,
unaudited financial   statements, together with reasonable
assurances that audited financial statements would be able to be produced within a reasonable period of time not to exceed 60 days following completion of a merger transaction; and
-    other information deemed relevant.

As part of Larsen International Inc.'s investigation, the executive officer and director may meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel and take other reasonable investigative measures to the extent of the Company's limited financial resources and management expertise.

It is possible that the range of business opportunities that might be available for consideration could be limited by the impact of Securities and Exchange Commission regulations regarding purchase and sale of penny stocks. The regulations would affect, and possibly impair, any market that might develop in Larsen International Inc. securities until such time as they qualify for listing on NASDAQ or on another exchange that would make them exempt from applicability of the penny stock regulations. (See Risk Factors - Regulation of Penny Stocks).

Company management believes that various types of potential merger or acquisition candidates might find a business combination with Larsen International Inc. to be attractive. These include:
       1.acquisition candidates desiring to create a public market for their shares in order to enhance liquidity for current shareholders;
       2.acquisition candidates which have long-term plans for raising capital through the public sale of securities and believe that the possible prior existence of a public market for their securities would be beneficial; and 3.acquisition candidates which plan to acquire additional assets through issuance of securities rather than for cash, and believe that the possibility of development of a public market for their securities will be of assistance in that process.

Acquisition candidates that have a need for an immediate cash infusion are not likely to find a potential business combination with Larsen International Inc. to be an attractive alternative.

Form of Acquisition

It is impossible to predict the manner in which Larsen International Inc. may participate in a business opportunity. Specific business opportunities will be reviewed as well as the respective needs and desires of Larsen International Inc. The basis of that review and the relative negotiating strength of Larsen International Inc., the legal structure or method deemed by management to be suitable will also be reviewed. Such structure may include, but is not limited to leases, purchase and sale agreements, licenses, joint ventures and other contractual arrangements. Larsen International Inc. may act directly or indirectly through an interest in a partnership, corporation or other form of organization.

Implementing such structure may require the merger, consolidation or reorganization of Larsen International Inc. with other corporations or forms of business organization, and although it is likely, there is no assurance that Larsen International Inc. would be the surviving entity. In addition, the present management and stockholders of Larsen International Inc. most likely will not have control of a majority of the voting shares of Larsen International Inc. following a reorganization transaction. As part of such a transaction, Larsen International Inc. existing directors may resign and new directors may be appointed without any vote by stockholders.

It is likely that Larsen International Inc. will acquire its participation in a business opportunity through the issuance of Common Stock or other of its securities. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called tax free reorganization under the Internal Revenue Code of 1936, depends upon the issuance to the stockholders of the acquired company of a controlling interest (i.e. 80% or more) of the common stock of the combined entities immediately following the reorganization.

If a transaction were structured to take advantage of these provisions rather than other tax free provisions provided under the Internal Revenue Code, Larsen International Inc.'s current stockholders would retain in the aggregate 20% or less of the total issued and outstanding shares. This could result in substantial additional dilution in the equity of those who were stockholders of Larsen International Inc. prior to such reorganization. Any such issuance of additional shares might also be done simultaneously with a sale or transfer of shares representing a controlling interest in Larsen International Inc. by the current officers, directors and principal shareholders. (See Description of Business General).

It is anticipated that any new securities issued in any reorganization would be issued in reliance upon exemptions, if any are available, from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of the transaction, Larsen International Inc. may agree to register such securities either at the time the transaction is consummated, or under certain conditions or at specified times thereafter. The issuance of substantial additional securities and their potential sale into any trading market that might develop in Larsen International Inc. securities may have a depressive effect upon such market. Larsen International Inc. will participate in a business opportunity only after the negotiation and execution of a written agreement.

Although the terms of such agreement cannot be predicted, generally such an agreement would require specific representations and warranties by all of the parties thereto, specify certain events of default, detail the terms of closing and the conditions which must be satisfied by each of the parties prior to such closing, outline the manner of bearing costs if the transaction is not closed, set forth remedies upon default, and include miscellaneous other terms.

As a general matter, Larsen International Inc. anticipates that it, and/or its officer and principal shareholders will enter into a letter of intent with the management, principals or owners of a prospective business opportunity prior to signing a binding agreement. Such a letter of intent will set forth the terms of the proposed acquisition but will not bind any of the parties to consummate the transaction. Execution of a letter of intent will by no means indicate that consummation of an acquisition is probable.

Neither Larsen International Inc. nor any of the other parties to the letter of intent will be bound to consummate the acquisition unless and until a definitive agreement concerning the acquisition as described in the preceding paragraph is executed. Even after a definitive agreement is executed, it is possible that the acquisition would not be consummated should any party elect to exercise any right provided in the agreement to terminate it on specified grounds.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity, the costs incurred in the related investigation would not be recoverable. Moreover, because many providers of goods and services require compensation at the time or soon after the goods and services are provided, the inability of Larsen International Inc. to pay until an indeterminate future time may make it impossible to procure goods and services.

Investment Company Act and Other Regulation

Larsen International Inc. may participate in a business opportunity by purchasing, trading or selling the securities of such business. The Company does not, however, intend to engage primarily in such activities. Specifically, it intends to conduct its activities so as to avoid being classified as an investment company under the Investment Company Act of 1940 (the Investment Act), and therefore to avoid application of the costly and restrictive registration and other provisions of the Investment Act, and the regulations promulgated thereunder.

Section 3(a) of the Investment Act contains the definition of an investment company, and it excludes any entity that does not engage primarily in the business of investing, reinvesting or trading in securities, or that does not engage in the business of investing, owning, holding or trading investment securities (defined as all securities other than government securities or securities of majority-owned subsidiaries) the value of which exceeds 40% of the value of its total assets (excluding government securities, cash or cash items). Larsen International Inc. intends to implement its business plan in a manner that will result in the availability of this exemption from the definition of investment company. Consequently, Larsen International Inc. participation in a business or opportunity through the purchase and sale of investment securities will be limited.

Larsen International Inc.'s plan of business may involve changes in its capital structure, management, control and business, especially if it consummates a reorganization as discussed above. Each of these areas is regulated by the Investment Act, in order to protect purchasers of investment company securities. Since Larsen International Inc. will not register as an investment company, stockholders will not be afforded these protections.
Any securities that Larsen International Inc. might acquire in exchange for its Common Stock are expected to be restricted securities within the meaning of the Securities Act of 1933, as amended (the Act). If Larsen International Inc. elects to resell such securities, such sale cannot proceed unless a registration statement has been declared effective by the Securities and Exchange Commission or an exemption from registration is available. Section 4(1) of the Act, which exempts sales of securities not involving a distribution, would in all likelihood be available to permit a private sale. Although the plan of operation does not contemplate resale of securities acquired, if such a sale were to be necessary, Larsen International Inc. would be required to comply with the provisions of the Act to affect such resale.

An acquisition made by Larsen International Inc. may be in an industry that is regulated or licensed by federal, state or local authorities. Compliance with such regulations can be expected to be a time-consuming and expensive process.

Competition

Larsen International Inc. expects to encounter substantial competition in its efforts to locate attractive opportunities, primarily from business development companies, venture capital partnerships and corporations, venture capital affiliates of large industrial and financial companies, small investment companies, and wealthy individuals. Many of these entities will have significantly greater experience, resources and managerial capabilities than Larsen International Inc. and will therefore be in a better position than Larsen International Inc. to obtain access to attractive business opportunities. Larsen International Inc. also will experience competition from other public blind pool companies, many of which may have more funds available than does Larsen International Inc.

Administrative Offices

Larsen International Inc. currently maintains a mailing address at 16125 Shawbrooke Road, SW, Calgary, Alberta T2Y 3B3 Canada, the address of its officer and director. The telephone number is
(403) 256-8228. Other than this mailing address, Larsen International Inc. does not currently maintain any other office facilities, and does not anticipate the need for maintaining office facilities at any time in the foreseeable future. Larsen International Inc. pays no rent or other fees for the use of this mailing address.

Employees

Larsen International Inc. is a development stage company and currently has no employees. Management expects to use consultants, attorneys and accountants as necessary, and does not anticipate a need to engage any full-time employees so long as it is seeking and evaluating business opportunities. The need for employees and their availability will be addressed in connection with the decision whether or not to acquire or participate in specific business opportunities.

Although there is no current plan with respect to its nature or amount, remuneration may be paid to or accrued for the benefit of, Larsen International Inc.'s sole officer prior to, or in conjunction with, the completion of a business acquisition. Larsen International Inc.'s sole officer and director has received no fees for organizing the corporation. See Executive Compensation and Certain Relationships and Related Transactions.

Risk Factors

Conflicts of Interest

Certain conflicts of interest exist between Larsen International Inc. and its sole officer and director. He has other business interests to which he devotes his attention, and he may be expected to continue to do so although management time should be devoted to the business of Larsen International Inc.. As a result, conflicts of interest may arise that can be resolved only through his exercise of such judgment as is consistent with her fiduciary duties to Larsen International Inc. See Management and Conflicts of Interest.

Larsen International Inc.'s sole officer and director may elect, in the future, to form one or more additional public shell companies with a business plan similar or identical to that of Larsen International Inc. Any such additional public shell companies would also be in direct competition with Larsen International Inc. for available business opportunities. (See
Item 5 - Directors, Executive Officers, Promoters and Control Persons - Conflicts of Interest.)

It is anticipated that Company's sole officer and director may actively negotiate or otherwise consent to the purchase of a portion of his common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. In this process, Larsen International Inc.'s President may consider his own personal benefit rather than the best interests of other Company shareholders, and the other Company shareholders are not expected to be afforded the opportunity to approve or consent to any particular stock buy-out transaction. (See Conflicts of Interest).

 Possible Need For Additional Financing.

Larsen International Inc. has very limited funds, and such funds may not be adequate to take advantage of any available business opportunities. Even if Larsen International Inc.'s funds prove to be sufficient to acquire an interest in, or complete a transaction with, a business opportunity, Larsen International Inc. may not have enough capital to exploit the opportunity.

The ultimate success of Larsen International Inc. may depend upon its ability to raise additional capital. Larsen International Inc. has not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Larsen International Inc. If not available, Larsen International Inc.'s operations will be limited to those that can be financed with its modest capital.

Regulation of Penny Stocks.

Larsen International Inc. securities, when available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase accredited investors means, in general terms; institutions with assets in excess of $5,000,000 or individuals having a net worth in excess of $2,000,000 or having an annual income that exceeds $200,000 or when combined with a spouses income, exceeds $300,000.

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchasers written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell Larsen International Inc. securities. In addition, the Securities and Exchange Commission has adopted a number of rules to regulate Penny Stocks. Such rules include Rules 3aSl-l, l2g-l, l2g-2, l2g-3, l2g-4, l2g-5, l2g-6, and l2g-7
under the Securities Exchange Act of 1934. Because the securities of Larsen International Inc. may constitute penny stocks within the meaning of the rules, the rules would apply to Larsen International Inc. and to its securities. The rules may further affect the ability of owners of shares to sell the securities of Larsen International Inc. in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

          (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
          (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
          (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
          (iv)      excessive and undisclosed bid-ask
          differentials and markups by selling broker-dealers:
          and
     (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Larsen International Inc. management is aware of the abuses that have occurred historically in the penny stock market. Although Larsen International Inc. does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to Larsen International Inc. securities.

No Operating History

Larsen International Inc. was formed in December, 1996, for the purpose of registering its common stock under the 1934 Act and acquiring a business opportunity. Larsen International Inc. has no operating history, revenues from operations, or assets other than cash from private sales of stock. Larsen International Inc. faces all of the risks of a new business and the special risks inherent in the investigation, acquisition or involvement in a new business opportunity. Larsen International Inc. must be regarded as a new or start-up venture with all of the unforeseen costs, expenses, problems and difficulties to which such ventures are subject.

 No Assurance of Success or Profitability

There is no assurance that Larsen International Inc. will acquire a favorable business opportunity. Even if Larsen International Inc. should become involved in a business opportunity, there is no assurance that it will generate revenues or profits, or that the market price of Larsen International Inc. Common Stock will be increased thereby.

Possible Business - Not Identified and Highly Risky

Larsen International Inc. has not identified and has no commitments to enter into or acquire a specific business opportunity and therefore can disclose the risks and hazards of a business or opportunity that it may enter into in only a general manner, and cannot disclose the risks and hazards of any specific business or opportunity that it may enter into. An investor can expect a potential business opportunity to be quite risky.
Larsen International Inc.'s acquisition of or participation in a business opportunity will likely be highly illiquid and could result in a total loss to Larsen International Inc. and its stockholders if the business or opportunity proves to be unsuccessful. (See Item 1 - Description of Business).



Type of Business Acquired

The type of business to be acquired may be one that desires to avoid affecting its own public offering and the accompanying expense, delays, uncertainties, and federal and state requirements which purport to protect investors. Because of Larsen International Inc.'s limited capital, it is more likely than not that any acquisition by Larsen International Inc. will involve other parties whose primary interest is the acquisition of control of a publicly traded company. Moreover, any business opportunity acquired may be currently unprofitable or present other negative factors.

Impracticability of Exhaustive Investigation

Larsen International Inc.'s limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business opportunity before Larsen International Inc. commits its capital or other resources thereto. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if Larsen International Inc. had more funds available to it, would be desirable.

Larsen International Inc. will be particularly dependent in making decisions upon information provided by the promoter, owner, sponsor, or others associated with the business opportunity seeking Larsen International Inc.'s participation. A significant portion of Larsen International Inc.'s available funds may be expended for investigative expenses and other expenses related to preliminary aspects of completing an acquisition transaction, whether or not any business opportunity investigated is eventually acquired.

Lack of Diversification

Because of the limited financial resources that Larsen International Inc. has, it is unlikely that Larsen International Inc. will be able to diversify its acquisitions or operations. Larsen International Inc.'s probable inability to diversify its activities into more than one area will subject Larsen International Inc. to economic fluctuations within a particular business or industry and therefore increase the risks associated with Larsen International Inc.'s operations.

Possible Reliance upon Unaudited Financial Statements

Larsen International Inc. generally will require audited financial statements from companies that it proposes to acquire. No assurance can be given, however, that audited financials will be available to Larsen International Inc. In cases where audited financials are unavailable, Larsen International Inc. will have to rely upon unaudited information received from target companies management that has not been verified by outside auditors. The lack of the type of independent verification which audited financial statements would provide, increases the risk that Larsen International Inc., in evaluating an acquisition with such a target company. It will not have the benefit of full and accurate information about the financial condition and operating history of the target company. This risk increases the prospect that the acquisition of such a company might prove to be an unfavorable one for Larsen International Inc. or the holders of its securities.

Moreover, Larsen International Inc. will be subject to the reporting provisions of the Securities Exchange Act of 1934 (the Exchange Act), and thus will be required to furnish certain information about significant acquisitions, including audited financial statements for any business that it acquires. Consequently, acquisition prospects that do not have, or are unable to provide reasonable assurances that they will be able to obtain, the required audited statements would not be considered by Larsen International Inc. to be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

Should the Company, during the time it remains subject to the reporting provisions of the Exchange Act, complete an acquisition of an entity for which audited financial statements prove to be unobtainable, Larsen International Inc. would be exposed to enforcement actions by the Securities and Exchange Commission (the Commission) and to corresponding administrative sanctions, including permanent injunctions against Larsen International Inc. and its management. The legal and other costs of defending a Commission enforcement action would have material, adverse consequences for Larsen International Inc. and its business. The imposition of administrative sanctions would subject Larsen International Inc. to further adverse consequences.

In addition, the lack of audited financial statements would prevent the securities of Larsen International Inc. from becoming eligible for listing on NASDAQ, or on any existing stock exchange. Moreover, the lack of such financial statements is likely to discourage broker/dealers from becoming or continuing to serve as market makers in the securities of Larsen International Inc. Without audited financial statements, Larsen International Inc. would almost certainly be unable to offer securities under a registration statement pursuant to the Securities Act of 1933, and the ability of Larsen International Inc. to raise capital would be significantly limited until such financial statements were to become available.

Other Regulation

An acquisition made by Larsen International Inc. may be of a business that is subject to regulation or licensing by federal, state, or local authorities. Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process and may limit other investment opportunities of Larsen International Inc.

Dependence upon Management; Limited Participation of Management

Larsen International Inc. currently has a single individual who is serving as its sole officer and director. Larsen International Inc. will be heavily dependent upon his skills, talents, and abilities to implement its business plan, and may, from time to time, find that the inability of the sole officer and director to devote his full time attention to the business of Larsen International Inc. results in a delay in progress toward implementing its business plan.

Furthermore, since one individual is serving as the sole officer and director of Larsen International Inc., it will be entirely dependent upon his experience in seeking, investigating, and acquiring a business and in making decisions regarding Larsen International Inc. operations. See Management. Because investors will not be able to evaluate the merits of possible business acquisitions by Larsen International Inc. they should critically assess the information concerning Larsen International Inc.'s sole officer and director.


Lack of Continuity in Management

Larsen International Inc. does not have an employment agreement with its sole officer and director, and as a result, there is no assurance that he will continue to manage Larsen International Inc. in the future. In connection with acquisition of a business opportunity, it is likely the current officer and director will resign. A decision to resign will be based upon the identity of the business opportunity and the nature of the transaction, and is likely to occur without the vote or consent of the stockholders of Larsen International Inc.

Indemnification of Officers and Directors

Larsen International Inc. Articles of Incorporation provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorneys fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of Larsen International Inc. Larsen International Inc. will also bear the expenses of such litigation for any of its directors, officers, employees, or agents upon such persons promise to repay Larsen International Inc. Therefore, if it is ultimately determined that any such person shall not have been entitled to indemnification, this indemnification policy could result in substantial expenditures by Larsen International Inc. that it will be unable to recoup.

Directors Liability Limited

Larsen International Inc. Articles of Incorporation exclude personal liability of its directors to the Company and its stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, Larsen International Inc. will have a much more limited right of action against its directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

Dependence upon outside Advisors

To supplement the business experience of its sole officer and director, Larsen International Inc. may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. The selection of any such advisors will be made by the President without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an as needed basis without a continuing fiduciary or other obligation to Larsen International Inc. In the event the President of Larsen International Inc. considers it necessary to hire outside advisors, he may elect to hire persons who are affiliates, if they are able to provide the required services.

Leveraged Transactions

There is a possibility that any acquisition of a business opportunity by Larsen International Inc. may be leveraged, i.e., Larsen International Inc. may finance the acquisition of the business opportunity by borrowing against the assets of the business opportunity to be acquired, or against the projected future revenues or profits of the business opportunity. This could increase Larsen International Inc.'s exposure to larger losses. A business opportunity acquired through a leveraged transaction is profitable only if it generates enough revenues to cover the related debt and expenses. Failure to make payments on the debt incurred to purchase the business opportunity could result in the loss of a portion or all of the assets acquired. There is no assurance that any business opportunity acquired through a leveraged transaction will generate sufficient revenues to cover the related debt and expenses.

Competition

The search for potentially profitable business opportunities is intensely competitive. Larsen International Inc. expects to be at a disadvantage when competing with many firms that have substantially greater financial and management resources and capabilities than Larsen International Inc. These competitive conditions will exist in any industry in which Larsen International Inc. may become interested.

No Foreseeable Dividends

Larsen International Inc. has not paid dividends on its Common
Stock and does not anticipate paying such dividends in the foreseeable future.

Loss of Control by Present Management and Stockholders

Larsen International Inc. may consider an acquisition in which it would issue as consideration for the business opportunity to be acquired an amount of Larsen International Inc. authorized but unissued Common Stock that would, upon issuance, represent the great majority of the voting power and equity of Larsen International Inc. The result of such an acquisition would be that the acquired company's stockholders and management would control Larsen International Inc., and the Company's management could be replaced by persons unknown at this time. Such a merger would result in a greatly reduced percentage of ownership of Larsen International Inc. by its current shareholders. In addition, the Company's President could sell his control block of stock at a premium price to the acquired company's stockholders. The result of any of the above would be a new group taking over full control of the Company.

No Public Market Exists

There is no public market for Larsen International Inc. common stock, and no assurance can be given that a market will develop or that a shareholder ever will be able to liquidate her investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. Factors such as those discussed in this section may have a significant impact upon the market price of the securities offered. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker/dealer willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.

Rule 144 Sales

All of the outstanding shares of Common Stock held by present stockholders are restricted securities within the meaning of Rule 144 under the Securities Act of 1933. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws.

Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registrations of shares of Common Stock of present stockholders, may have a depressive affect upon the price of the Common Stock in any market that may develop.

Of the total 651,750 shares of common stock held by present stockholders of Larsen International Inc., 150,000 shares will become available for resale on the effective date of the registration of the common stock under Section 12(g) of the Securities and Exchange Act and 450,000 shares owned by the Company's sole officer and director will become available for resale under certain circumstances under Rule 144(k) ninety (90) days after Larsen International Inc. registers its common stock under Section 12(g) of the Securities and Exchange Act and ninety days after ceasing to be an affiliate. The remaining 651,750 shares could become available for resale starting in February, 2001.

Blue Sky Considerations

Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Some jurisdictions may not under any circumstances allow the trading or resale of blind-pool or blank-check securities. Accordingly, investors should consider the secondary market for the Company's securities to be a limited one.


ITEM 2.  MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF
OPERATIONS.

Liquidity and Capital Resources

Larsen International Inc. remains in the development stage and, since inception, has experienced no significant change in liquidity or capital resources or stockholders equity other than the receipt of net cash proceeds in the amount of $11,350.00, from its inside capitalization funds. Consequently, Larsen International Inc.'s balance sheet for the period of December 11, 1996 (inception) through June 30, 2000, reflects current assets of $725 in the form of cash, and total assets of $1,725.00. Larsen International Inc. will carry out its plan of business as discussed above. Larsen International Inc. cannot predict to what extent its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity that Larsen International Inc. may eventually acquire.

Results of Operations

During the period from December 11, 1996 (inception) through June 30, 2000, Larsen International Inc. has engaged in no significant operations other than organizational activities.
After being dormant for approximately three years the Company began its acquisition of capital and preparation for registration of its securities under the Securities Exchange Act of 1934. No revenues were received by the Company during this period.

For the current fiscal year, Larsen International Inc. anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Exchange Act of 1934, and expenses associated with locating and evaluating acquisition candidates. The Company anticipates that until a business combination is completed with an acquisition candidate, it will not generate revenues other than interest income, and may continue to operate at a loss after completing a business combination, depending upon the performance of the acquired business.

Need for Additional Financing

Larsen International Inc. believes that its existing capital will be sufficient to meet its cash needs, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act for a period of approximately one year. Accordingly, in the event Larsen International Inc. is able to complete a business combination during this period, it anticipates that its existing capital will be sufficient to allow it to accomplish the goal of completing a business combination. There is no assurance, however, that the available funds will ultimately prove to be adequate to allow it to complete a business combination, and once a business combination is completed, the Company's needs for additional financing are likely to increase substantially.

No commitments to provide additional funds have been made by management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to Larsen
International Inc. to allow it to cover its expenses.

Irrespective of whether Larsen International Inc. cash assets prove to be inadequate to meet operational needs, the Company might seek to compensate providers of services by issuances of stock in lieu of cash. For information as to the policy in regard to payment for consulting services. (See Certain Relationships and Transactions.)


ITEM 3.  DESCRIPTION OF PROPERTY.

Larsen International Inc. does not currently maintain an office or any other facilities. It does currently maintain a mailing address at 16125 Shawbrooke Road, SW, Calgary, Alberta T2Y 3B3 Canada, the address of its sole Officer and Director. Larsen International Inc. pays no rent for the use of this mailing address. The telephone number is (403) 256-6730. Larsen International Inc. does not believe that it will need to maintain an office at any time in the foreseeable future in order to carry out its plan.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT.

The following table sets forth, as of the date of this registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding common stock of Larsen International Inc.. Also included are the shares held by all executive officers and directors as a group.




                               Number of               Percentage of
Name and Address       Shares Owned   Class Owned      Shares
                                                       Owned

Lance Larsen
16125 Shawbrooke Shawbrooke
Road, SW, Calgary,
Alberta T2Y 3B3
Canada                   450,000*       Common          69.04

Kevin Winkler
75 Midlake Pl, SE
Calgary, AB T2X 1J2      50,000**       Common          07.67

Inge Kerster
404 Scott Point Drive
Salt Spring Island,
BC V8K 2R2               50,000**       Common          07.67

Todd Larsen
248 Mt. Selkirk Close
Calgary, AB T2Z 2P7      50,000**       Common          07.67

 All directors and executive
 officers as a group (1 person)
                        450,000         Common          69.04

The person listed is the sole officer and director of Larsen
International Inc.

*Lance Larsen received 25,000 shares for monies expended for the organization and incorporation of the registrant. The shares were issued at a deemed price of $ 0.01 per share for a total of $250. On January 31, 2000 Larsen International amended and restated its Articles of Incorporation and affected a 20 -1 forward split.

**These three individuals each subscribed for 2,500 shares of common stock at a price of $.067 per share at inception. The amounts shown reflect the 20 - 1 forward split.


ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS.

The directors and executive officers currently serving Larsen
International Inc. are as follows;

     Name                Age      Positions Held and Tenure
Lance Larsen             41       Director and  President
                                  since December, 1996

The director named above will serve until the first annual meeting of Larsen International Inc. stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the sole director and officer of Larsen International Inc. and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

The sole director and officer of Larsen International Inc. will devote his time to Larsen International Inc. affairs on an as needed basis. As a result, the actual amount of time that he will devote to Larsen International Inc. affairs is unknown and is likely to vary substantially from month to month.

Biographical Information

Mr. Lance R. Larsen has been an officer and director of Larsen International Inc. since the Company's inception on December 11, 1996. From August 1997 to the present he has served as Vice President and General Manager of Bio-Med Marketing Inc., a Calgary, Alberta firm that specializes in financing and consulting to bio-medical companies. His duties there include hiring and training all sales personnel, designing and developing all in-house applications software applications, including the company network design and maintenance.

From June, 1988, Mr. Larsen served as General Manager of West Coast International, a company specializing in international sales of communications accessories. His duties there were to hire and train all sales staff and design and maintain all software and network installations.

Mr. Larsen graduated with honors from the Canadian Investment
Funds Institute and the Dale Carnegie sales course.

Indemnification of Officers and Directors

As permitted by Colorado law, Larsen International Inc. Articles of Incorporation provide that Larsen International Inc. will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Larsen International Inc.

Pursuant to the foregoing provisions, Larsen International Inc. has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Exclusion of Liability

Pursuant to the Colorado Business Corporation Act, Larsen International Inc. Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of
Section 7-106-401 of the Colorado Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right that a director may have to be indemnified and does not affect any directors liability under federal or applicable state securities laws.

Conflicts of Interest

The sole officer and director of Larsen International Inc. will not devote more than a portion of his time to the affairs of Larsen International Inc. There will be occasions when the time requirements of Larsen International Inc.'s business conflict with the demands of his other business and investment activities. Such conflicts may require that Larsen International Inc. attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to Larsen International Inc.

Larsen International Inc. President may elect, in the future, to form one or more additional blind pools or blank check companies with a business plan similar or identical to that of Larsen International Inc. Any such additional blind pool or blank check companies would also be in direct competition with Larsen International Inc. for available business opportunities.

There is no procedure in place that would allow Mr. Larsen to resolve potential conflicts in an arms-length fashion. Accordingly, he will be required to use his discretion to resolve them in a manner that he considers appropriate. Larsen International Inc.'s sole officer and director may actively negotiate or otherwise consent to the purchase of a portion of his common stock as a condition to, or in connection with, a proposed merger or acquisition transaction.
It is anticipated that a substantial premium over the initial cost of such shares may be paid by the purchaser in conjunction with any sale of shares by Larsen International Inc.'s officer and director which is made as a condition to, or in connection with, a proposed merger or acquisition transaction. The fact that a substantial premium may be paid to Larsen International Inc.'s sole officer and director to acquire his shares creates a potential conflict of interest for him in satisfying his fiduciary duties to Larsen International Inc. and its other shareholders. Even though such a sale could result in a substantial profit to him he would be legally required to make the decision based upon the best interests of Larsen International Inc. and Larsen International Inc.'s other shareholders, rather than his own personal pecuniary benefit.


ITEM 6.  EXECUTIVE COMPENSATION.

At inception of Larsen International Inc., its sole Director, Lance Larsen received 22,500 shares of Common Stock valued at
0.01 per share in consideration of pre-incorporation services rendered and monies expended to Larsen International Inc. These services related to investigating and developing Larsen International Inc.'s proposed business plan and capital structure, the capital outlay concerned with the completion of the incorporation and organization. On January 31, 2000, the Company re-stated Articles of Incorporation, changed its capital structure to 100,000,000 common and 10,000,000 preferred shares and affected a 20 - 1 forward split of the issued and outstanding stock.

No officer or director has received any other remuneration. Although there is no current plan in existence, it is possible that Larsen International Inc. will adopt a plan to pay or accrue compensation to its sole officer and director for services related to seeking business opportunities and completing a merger or acquisition transaction. (See Certain Relationships and Related Transactions.) Larsen International Inc. has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Prior to the date of this registration statement, Larsen International Inc. issued to its Officer and Director, and to other shareholders, a total of 651,750 shares of Common Stock for a total of $11,350 in cash and services. Certificates evidencing the Common Stock issued by Larsen International Inc. to these persons have all been stamped with a restrictive legend, and are
subject to stop transfer orders.   For additional information
concerning restrictions that are imposed upon the securities held by current stockholders, and the responsibilities of such stockholders to comply with federal securities laws in the disposition of such common stock. (See Risk Factors -Rule 144 Sales).

No officer, director, promoter, or affiliate of Larsen
International Inc. has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by Larsen
International Inc. through security holdings, contracts, options, or otherwise.

Larsen International Inc. has adopted a policy under which any consulting or finders fee that may be paid to a third party for consulting services to assist management in evaluating a prospective business opportunity would be paid in stock or in cash. Any such issuance of stock would be made on an ad hoc basis. Accordingly, Larsen International Inc. is unable to predict whether or in what amount such a stock issuance might be made.

Although there is no current plan in existence, it is possible that Larsen International Inc. will adopt a plan to pay or accrue compensation to its sole Officer and Director for services related to seeking business opportunities and completing a merger or acquisition transaction.

Larsen International Inc. maintains a mailing address at the office of its President, but otherwise does not maintain an office. As a result, it pays no rent and incurs no expenses for maintenance of an office and does not anticipate paying rent or incurring office expenses in the future. It is likely that Larsen International Inc. will establish and maintain an office after completion of a business combination.

Although management has no current plans to cause Larsen International Inc. to do so, it is possible that Larsen International Inc. may enter into an agreement with an acquisition candidate requiring the sale of all or a portion of the Common Stock held by Larsen International Inc. current stockholders to the acquisition candidate or its principals or to other individuals or business entities, or requiring some other form of payment to Larsen International Inc. current stockholders, or requiring the future employment of specified officers and payment of salaries to them. It is more likely than not that any sale of securities by Larsen International Inc. current stockholders to an acquisition candidate would be at a price substantially higher than that originally paid by such stockholders. Any payment to current stockholders in the context of an acquisition involving Larsen International Inc. would be determined entirely by the largely unforeseeable terms of a future agreement with an unidentified business entity.


ITEM 8.  DESCRIPTION OF SECURITIES.

Common Stock

Larsen International Inc. Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds: and, in the event of liquidation, dissolution or winding up of the affairs of Larsen International Inc. In the event that any of the aforementioned situations occur holders of common stock are entitled to receive, ratably, the net assets of Larsen International Inc. available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Larsen International Inc. Common Stock are issued, the relative interests of then existing stockholders may be diluted.

Preferred Stock

Larsen International Inc. Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors of Larsen International Inc. is authorized to issue the preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into Common Stock.
No preferred stock has been issued by Larsen International Inc. Larsen International Inc. anticipates that preferred stock may be utilized in making acquisitions.

Transfer Agent

Larsen International Inc. is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for Larsen International Inc. securities. Since Larsen International Inc. does not currently expect any public market to develop for its securities until after it has completed a business combination, it does not currently anticipate that it will seek to employ an independent transfer agent until it has completed such a transaction.

Reports to Stockholders

Larsen International Inc. plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent certified public accountants. In the event Larsen International Inc. enters into a business combination with another company, it is the present intention of management to continue furnishing annual reports to stockholders. Additionally, Larsen International Inc. may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate. Larsen International Inc. intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 for so long as it is subject to those requirements.

PART II

ITEM 1.  MARKET PRICE AND DIVIDENDS ON THE REGISTRANTS COMMON
EQUITY AND OTHER SHAREHOLDER MATTERS.

No public trading market exists for Larsen International Inc. securities and all of its outstanding securities are restricted securities as defined in Rule 144. There were 37 shareholders of record of Larsen International Inc. common stock on June 30, 2000. No dividends have been paid to date and Larsen International Inc. Board of Directors does not anticipate paying dividends in the foreseeable future.


ITEM 2.  LEGAL PROCEEDINGS.

Larsen International Inc. is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.

No director, officer or affiliate of Larsen International Inc. and no owner of record or beneficial owner of more than 5.0% of the securities of Larsen International Inc., or any associate of any such director, officer or security holder is a party adverse to Larsen International Inc. or has a material interest adverse to Larsen International Inc. in reference to pending litigation.




ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

Not applicable.


ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES.

Since December 11, 1996 (inception) Larsen International Inc. has sold its Common Stock to the persons listed in the table below in transactions summarized as follows:

Name                Date of Sale   Shares     Price per Share  Aggregate
                                                               Purchase

Lance Larsen        12/11/96       450,000    0.001            500

Kevin Winkler       12/11/96        50,000*   0.005            166

Inge Kerster        12/11/96        50,000*   0.005            166

Todd Larsen         12/11/96        50,000*   0.005            167

Gordan Fuller       02/01/00        13,000    0.181            2,350

Jennifer Foss       02/01/00         5,000    0.20             1,000

E. Lorne Kemp       04/25/00         1,125    0.20             225

Frank Calder        04/25/00           500    0.20             100

Rudy Lelivre        04/25/00           500    0.20             100

Patrick Shannon     04/26/00         1,000    0.20             200

The Field Bar and
Grill               04/25/00         1,250    0.20             250

Rebecca Kerster     04/25/00           500    0.20             100

Bob Coshman         04/24/00         1,125    0.20             225

Peter McDonald      04/25/00          2500    0.20             500

Philip Salgado      04/27/00           500    0.20             100

Vern Boon           04/26/00         1,000    0.20             200

765788 AB Inc.      O4/25/00           500    0.20             100

Gilbert Oudaimy     04/21/00         1,250    0.20             250

Victoria
Kosiorowski         04/24/00         1,000    0.20             200

Agnieszka
Kosiorowski         04/24/00         1,125    0.20             225

Piotr
Kosiorowski         04/24/00         1,250    0.20             250

Ljbuan Mraovic      04/25/00         1,250    0.20             250

B&G Enterprises     04/28/00           625    0.20             125

Marion Lavigne      04/25/00         1,000    0.20             200

Lukasz Ogien        04/25/00         1,250    0.20             250

Elzbieta MraoviC    04/25/00         1,250    0.20             250

Anthony Sartorelli  04/25/00           500    0.20             100

Merril Grant        04/25/00         1,000    0.20             200

Nancy Toy           04/26/00         1,250    0.20             250

Gary Ma             04/26/00         1,250    0.20             250

Mary Theresa Gorko  04/25/00         1,000    0.20             200

David Curry         04/27/00         1,000    0.20             200

Bassam Yammine      04/24/00         1,250    0.20             250

Christiane Srour    04/21/00         1,250    0.20             250

Donner Resources
Ltd.                04/25/00           750    0.20             150

Karen Hynes         04/27/00           500    0.20             100

David Pidgeon       04/27/00         1,250    0.20             250

James Pilling       04/28/00           500    0.20             100

Manjit Sangra       04/27/00           500    0.20             100

Randolph Noel       04/20/00         1,250    0.20             250



* Consideration consisted of pre-incorporation consulting services rendered to the Registrant related to investigating and developing the Registrants proposed business plan and capital structure and completing the organization and incorporation of the Registrant, including the costs of incorporation.

Each of the sales listed above was made for cash or services. All of the listed sales were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933. Based upon Purchaser Subscription forms completed by each of the subscribers and the pre-existing relationship between the subscribers of Larsen International Inc.'s sole officer and director, Larsen International Inc. had reasonable grounds to believe immediately prior to making an offer to the private investors, and did in fact believe, when such subscriptions were accepted, that such purchasers:

     (1) were purchasing for investment and not with a view to distribution, and
          (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions.

The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Larsen International Inc. transfer records. All such sales were affected without the aid of underwriters, and no sales commissions were paid.


ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation and the Bylaws of Larsen International Inc., filed as Exhibits 3.1 and 3.2, respectively, provide that Larsen International Inc. will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings where the officer or director acted in good faith and in a manner he reasonably believed to be in Larsen International Inc.'s best interest and is a party by reason of her status as an officer or director, absent a finding of negligence or misconduct in the performance of duty.

FINANCIAL STATEMENTS

Audited Financial Statements, including a report of an Independent auditor, follow.






                    LARSEN INTERNATIONAL INC.

                (A Development Stage Enterprise)






                          AUDIT REPORT

                         June 30, 2000














                   Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
               1780 S. Belaire Street, Suite 500
                     Denver, Colorado 80222




                   LARSEN INTERNATIONAL INC.
                (A Development Stage Enterprise)

  INDEX TO FINANCIAL STATEMENTS INDEX TO FINANCIAL STATEMENTS 5


                       TABLE OF CONTENTS



ITEM                                                        PAGE

Report of Certified Public Accountant.....................    31


Balance Sheet, December 31, 1999 .........................    32

Statement of Operations, for the
Period April 2, 1999 (Inception)
Through December 31, 1999.................................    33

Statement of Stockholders Equity
(Deficit), April 2, 1999 (Inception)
Through December 31, 1999.................................    34

Statement of Cash Flows for the
Period From April 2, 1999 (Inception)
Through   December   31,   1999  .............................35

Notes to Financial Statements............................   36&37

















                    Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
                1780 S. Belaire Street, Suite 500
                     Denver, Colorado 80210
                         (303) 782-0878

                   INDEPENDENT AUDITORS REPORT

Board of Directors
Larsen International Inc.
16125 Shawbrooke Road, SW
Calgary, Alberta  T2Y 3B3 Canada

Sirs:

I have audited the accompanying Balance Sheet of Larsen International Inc. (A Development Stage Enterprise) as of June 30, 2000 and the Statements of Operations, Stockholders Equity, and Cash Flows for the period December 11, 1996 (Inception) through June 30, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

My examination was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that our audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Larsen International Inc. as of June 30, 2000, and the results of its operations and changes in its cash flows for the period from December 11, 1996 (Inception) through June 30, 2000, in conformity with generally accepted accounting principles.

Janet Loss, C.P.A., P.C.



November 28, 2000
                   LARSEN INTERNATIONAL, INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                          BALANCE SHEET
                       AS AT JUNE 30, 2000

                             ASSETS
CURRENT ASSETS
     CASH                                    $      725

TOTAL CURRENT ASSETS                                 725

OTHER ASSETS
     OPTION TO PURCHASE TECHNOLOGY
     1,000

TOTAL OTHER ASSETS                                1,000

TOTAL ASSETS                                      1,725

               LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
     ACCOUNTS PAYABLE                                500
     DUE TO RELATED PARTY                            100

TOTAL CURRENT LIABILITIES                            600

STOCKHOLDERS EQUITY
     COMMON STOCK PAR VALUE $0.001
      100,000,000 AUTHORIZED - 651,750
     ISSUED AND OUTSTANDING                          352
     PREFERRED STOCK PAR VALUE $0.001
     10,000,000 AUTHOIZED - NONE ISSUED          0

OTHER PAID IN CAPITAL                           10,998

DEFICIT ACCUMULATED DURING THE
DEVELOPMENT STAGE                              (10,225)

TOTAL STOCKHOLDERS EQUITY                         1,125

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY                          $    1,725

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL


                           STATEMENTS
                   LARSEN INTERNATIONAL, INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENT OF OPERATIONS
          FOR THE PERIOD DECEMBER 11, 1996 (INCEPTION)
                      THROUGH JUNE 30, 2000



REVENUES                                     $          0

OPERATING EXPENSES
     OFFICE EXPENSE                                  725
     LEGAL AND AUDIT                                 500
     CONSULTING FEES                               9,000

TOTAL OPERATING EXPENSES                          10,225

(LOSS) FOR THE PERIOD                           $(10,225)


WEIGHTED AVERAGE OF COMMON
STOCK OUTSTANDING                                651,750







       THE ACCOMPANING NOTES ARE AN INTEGRAL PART OF THESE
                      FINANCIAL STATEMENTS



                    LARSEN INTERNATIONAL INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                 STATEMENT OF STOCKHOLDER EQUITY
                FOR THE PERIOD DECEMBER 11, 1996
                      THROUGH JUNE 30, 2000



                                                        (DEFICIT)
            COMMON                                      ACCUMULATED
            STOCK   COMMON PREFERRED         ADDITIONAL
            NUMBER  STOCK  STOCK             PAID       DURING        TOTAL
            OF      AMOUNT NUMBER    STOCK   IN         THE           STOCKHOLDER
            SHARES         OF        AMOUNT  CAPITAL    DEVELOPMENT   EQUITY
                           SHARES                       STAGE


COMMON
STOCK
ISSUED
DECEMBER
11, 1996    22,500  250    0         0        275       0             500
FOR
SERVICES


COMMON
STOCK
ISSUED
DECEMBER    7,500    75    0         0        425       0             500
11, 1996
FOR CASH


COMMON
STOCK
ISSUED May
31, 2000    570000    0     0        0          0       0              0
DUE TO 20-1 0
SPLIT


COMMON
STOCK
ISSUED MAY
1,  2000    51,750    52    0        0          10,298  0               10,350
FOR CASH



NET (LOSS)
FOR THE
PERIOD      0         0      0       0           0        (10,225)       (10,225)


_________________________________________________________________
BALANCES
JUNE 30,
2000         651750    292    0      0            10,998   (10,225)        1,125




       THE ACCOMPANING NOTES ARE AN INTEGRAL PART OF THESE
                      FINANCIAL STATEMENTS
                   LARSEN INTERNATIONAL, INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENT OF CASH FLOWS
          FOR THE PERIOD DECEMBER 11, 1996 (INCEPTION)
                      THROUGH JUNE 30, 2000

CASH FLOWS FROM (TO) OPERATIONS

    (LOSS) FOR THE PERIOD                        $  (10,225)
    NET INCREASE (DECREASE)
    IN ACCOUNTS PAYABLE                               600

TOTAL CASH FLOWS FROM (TO) OPERATIONS                (9,625)

CASH FLOWS FROM (TO) INVESTING ACTIVITIES

    PURCHASE OF OPTION ON TECHNOLOGY                 (1,000)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES

    ISSUANCE OF COMMON STOCK                         11,350

NET INCOME IN CASH                                      725

CASH AT THE BEGINNING OF THE PERIOD                      0

CASH AT THE END OF THE PERIOD                           725








      THE ACCOMPANING NOTES FORM AN INTEGRAL PART OF THESE
                      FINANCIAL STATEMENTS
                    LARSEN INTERNATIONAL INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS
                          JUNE 30, 2000

NOTE I - ORGANIZATION AND HISTORY NOTE I ? ORGANIZATION AND
HISTORY 5

Larsen International Inc. is a Colorado Corporation and the
Company has been in the development stage since its formation on December 11, 1996.

The Company's only activities have been organizational, directed at acquiring its principle assets, raising its initial capital and developing its business plan.

On December 11, 1996, Larsen International Inc. issued 22,500 shares of its par value $ .01 common stock at a price of $ 0.022 per share to its officer and director as founders shares in return for the time, effort and expenditures to organize and form the corporation. On December 11, 1996 the Company issued 7,500 shares of its common stock at a price of $ 0.067 for cash.

On May 31, 2000 the Company restated its Articles of Incorporation to increase its capitalization to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock and changed the par value of both classes of stock to $0.001. It also affected a 20-1 forward split of its issued and outstanding common stock.

On May 1, 2000 LARSEN INTERNATIONAL INC. issued 51,750 shares of common stock for a total of $10,350 to be used for legal and accounting expenses.

NOTE II -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES NOTE II ?
     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES 5

DEVELOPMENT STAGE ACTIVITIES DEVELOPMENT STAGE ACTIVITIES 5

The Company has been in the development stage since inception.

ACCOUNTING METHOD ACCOUNTING METHOD 5

The Company records income and expenses on the accrual method.

CASH AND CASH EQUIVALENTS CASH AND CASH EQUIVALENTS 5

Cash and cash equivalents includes cash on hand, cash on deposit, and highly liquid investments with maturities generally of three months or less. At June 30, 2000 there were no cash equivalents.

YEAR END YEAR END 5

The Company has elected to have a fiscal year ended December 31.

USE OF ESTIMATES USE OF ESTIMATES 5

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of financial statements, as well as revenues and expenses reported for the periods presented. The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.

NOTE III -  RELATED PARTY TRANSACTIONS

The sole Officer and Director of Larsen International Inc.
advanced the company the amount of $100 to activate the Company's bank account.

NOTE IV - OPTION TO PURCHASE TECHNOLOGY

On June 13, 2000 the Company purchased an option to acquire technology for a new winch designed for four-wheel drive and off-road vehicles. NOTE III ? RELATED PARTY TRANSACTIONS 5

NOTE V - SUBSEQUENT EVENTS

Upon the completion of a due diligence study of the technology management determined that the application of this winch was too narrow in scope and the option was allowed to expire unexercised in the following period.
 PART III

Item 1.  Index to Exhibits

The exhibits listed below are filed as part of this Registration
Statement.

EX 27
EX 27.1
Correspondence

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of
1934 the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LARSEN INTERNATIONAL INC.

/S/ Lance Larsen

(Principal Executive Officer)

Date: November 28, 2000




                          EXHIBIT 3 (i)






                 SUBSCRIPTION AGREEMENT

 TO: LARSEN INTERNATIONAL INC.

     The Undersigned hereby subscribes for _______________ shares (the "Shares") of Common Stock (the "Common Stock") of LARSEN INTERNATIONAL INC. (the "Company") at $ .20 per
Share.

The undersigned represents that he is acquiring Shares for investment purposes only, with no intention of reselling or further distributing such Shares.

ASSUMPTION OF RISKS: The undersigned can bear the full economic risk of this investment including the possible total loss thereof. Further, the undersigned acknowledges that this investment is currently illiquid and may continue as such for an indeterminate period of time.


PRINTED NAME:
________________________________________________



SIGNATURE:
____________________________________________________


DATE:     ____________________________


ADDRESS:  _______________________________________________


CITY:
_______________________________________________


PROVINCE/POSTAL CODE:
______________________________________________

THE FOREGOING SUBSCRIPTION IS HEREBY ACCEPTED:

_______________ shares, for and on behalf of LARSEN
INTERNATIONAL, INC. on

this ______day of ___________, 2000.





By:  ________________________________________








                         EXHIBIT 3 (ii)







                    ARTICLES OF INCORPORATION


               RESTATED ARTICLES OF INCORPORATION

                               OF

                   LARSEN INTERNATIONAL, INC.


 **************************************************************


The undersigned, acting as incorporator, pursuant to the provisions of the laws of the State of Colorado relating to private corporations, hereby adopts the following Articles of
Incorporation:

          ARTICLE ONE.  (NAME)

The name of the corporation is: LARSEN INTERNATIONAL, INC.

The address of the corporation is: 16125 Shawbrooke Road, SW, Calgary, Alberta T2Y 3B3
                   Canada.

          ARTICLE TWO.  (RESIDENT AGENT)     The agent for
service of process is , Jennifer Foss , 1210 South Glencoe
Street, Denver, State of Colorado 80246.

          ARTICLE THREE.  (PURPOSES)      The purposes for which
the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Colorado or of the United States of America, and without limiting the generality of the foregoing, specifically:

                    (OMNIBUS).     To have to exercise all the
                    powers now or hereafter conferred by the laws of the State of Colorado upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

                    II.  (CARRYING ON BUSINESS OUTSIDE STATE).
                    To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

                    III. (PURPOSES TO BE CONSTRUED AS POWERS).
                    The purposes specified herein shall be
                    construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

          ARTICLE FOUR.  (CAPITAL STOCK)     The corporation
     shall have authority to issue an aggregate of ONE HUNDRED AND TEN MILLION (110,000,000) shares of stock, par value ONE MILL ($0.001) per share divided into two (2) classes of stock as follows for a total capitalization of ONE HUNDRED AND TEN THOUSAND DOLLARS ($110,000).

                           (A)     NON-ASSESSABLE COMMON STOCK:
               ONE HUNDRED MILLION (100,000,000) shares of Common stock, Par Value ONE MILL ($0.001) per share, and

                           (B)     PREFERRED STOCK: TEN MILLION
               (10,000,000) shares of Preferred stock, Par Value
               ONE MILL ($0.001) per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporations Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

               ARTICLE FIVE.  (DIRECTORS).   The affairs of the
corporation shall be governed by a Board of Directors of not more than fifteen (15) nor less than one (1) person. The name and address of the first Board of Directors is:

   NAME                            ADDRESS

   Lance R. Larsen                 16125 Shawbrooke Road,
                                   SW, Calgary, Alberta
                                   T2Y 3B3 Canada



  ARTICLE SIX. (ASSESSMENT OF STOCK). The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

               ARTICLE SEVEN.  (INCORPORATOR).    The name and
address of the incorporator of the corporation is as follows:

      Lance R. Larsen               16125 Shawbrooke Road,SW,
                                    Calgary, Alberta
                                    T2Y 3B3 Canada


               ARTICLE EIGHT. (PERIOD OF EXISTENCE). The period of existence of the Corporation shall be perpetual.

               ARTICLE NINE. (BY-LAWS) Its Board of Directors shall adopt the initial By-laws of the corporation. The power to alter, amend, or repeal the By-laws, or to adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

               ARTICLE TEN. (STOCKHOLDERS MEETINGS). Meetings of stockholders shall be held at such place within or without the State of Colorado as may be provided by the By-laws of the corporation. The President or any other executive officer of the corporation, the Board of Directors, or any member may call special meetings of the stockholders thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

               ARTICLE ELEVEN. (CONTRACTS OF CORPORATION)No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall be any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may e counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were no such director or officer of such other corporation or not so interested.

               ARTICLE TWELVE.  (LIABILITY OF DIRECTORS AND
OFFICERS)    No director or officer shall have any personal
liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (I) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or
(ii) the payment of dividends in violation of the Colorado
Revised Statutes.

               IN WITNESS WHEREOF. The undersigned incorporator has hereunto affixed his/her signature at Denver, Colorado, this 29th day of February, 2000.


/S/ Lance R. Larsen

Lance R. Larsen






                         EXHIBIT 3 (iii)







                             BYLAWS


                               Of




                    LARSEN INTERNATIONAL INC.


CONTENTS OF INITIAL BYLAWS

ARTICLE                                          PAGE
1.00 CORPORATE CHARTER AND BYLAWS
1.01 Corporate Charter Provisions                4
1.02 Registered Agent or Office Requirement
     of Filing Changes with Secretary of State   4
1.03 Initial Business Office                     4
1.04 Amendment of  Bylaws                        4

2.00 DIRECTORS AND DIRECTORS  MEETINGS
2.01 Action Without Meeting                      5
2.02 Telephone Meetings                          5
2.03 Place of Meetings                           5
2.04 Regular Meetings                            5
2.05 Call of Special Meeting                     5
2.06 Quorum                                      6
2.07 Adjournment Notice of Adjourned Meetings    6
2.08 Conduct  of Meetings                        6
2.09 Powers  of the  Board of Directors          6
2.10 Board Committees Authority to Appoint       7
2.11 Transactions with Interested Directors      7
2.12 Number  of Directors                        7
2.13 Term of Office                              7
2.14 Removal of Directors                        8
2.15 Vacancies                                   8
2.15(a)Declaration of Vacancy                    8
2.15(b)Filling Vacancies by Directors            8
2.15(c)Filling Vacancies by Shareholders         8
2.16 Compensation                                9
2.17 Indemnification of Directors and Officers   9
2.18 Insuring  Directors, Officers,
     and Employees                               9

3.00 SHAREHOLDERS>  MEETINGS
3.01 Action Without Meeting                      9
3.02 Telephone Meetings                          10
3.03 Place of Meetings                           10
3.04 Notice of Meetings                          10
3.04 Voting List                                 10
3.05 Votes per Share                             11
3.07 Cumulative Voting                           11
3.08 Proxies                                     11
3.09 Quorum                                      12
3.09(a)Quorum of Shareholders                    12
3.09(b)Adjourn for Lack or Loss of Quorum        12
3.10 Voting  by Voice or Ballot                  12
3.11 Conduct of Meetings                         12
3.12 Annual Meetings                             12
3.13 Failure to Hold Annual Meeting              13
3.14 Special Meetings                            13
4.00 OFFICERS
4.01 Title and Appointment                       13
4.01(a)Chairman                                  13
4.01(b)President                                 14
4.01(c)Vice President                            14
4.01(d)Secretary                                 14
4.01(e)Treasurer                                 15
4.01(f)Assistant Secretary or
       Assistant Treasurer                       15
4.02 Removal and Resignation                     15
4.03 Vacancies                                   16
4.04 Compensation                                16

5.00 AUTHORITY TO EXECUTE INSTRUMENTS
5.01 No Authority Absent Specific Authorization  16
5.02 Execution of Certain Instruments            16

6.00 ISSUANCE AND TRANSFER OF SHARES
6.01 Classes  and  Series of Shares              17
6.02 Certificates for Fully Paid Shares          17
6.03 Consideration for Shares                    17
6.04 Replacement of Certificates                 17
6.05 Signing Certificates Facsimile Signatures   18
6.06 Transfer Agents  and Registrars             18
6.07 Conditions of Transfer                      18
6.08 Reasonable Doubts as to Right to Transfer   18

7.00 CORPORATE RECORDS AND ADMINISTRATION
7.01 Minutes of Corporate Meetings               18
7.02 Share Register                              19
7.03 Corporate Seal                              19
7.04 Books of Account                            19
7.05 Inspection of Corporate Records             20
7.06 Fiscal Year                                 20
7.07 Waiver of Notice                            20

8.00 ADOPTION OF  INITIAL BYLAWS                 20


ARTICLE ONE CORPORATE CHARTER AND BYLAWS

1.01 CORPORATE CHARTER PROVISIONS
The Corporations Charter authorizes one hundred million (100,000,000) common shares and 10,000,000 preferred shares par value $0.001 to be issued. The officers and transfer agents issuing shares of the Corporation shall ensure that the total number of shares outstanding at any given time does not exceed this number. Such officers and agents shall advise the Board at least annually of the authorized shares remaining available to be issued. No shares shall be issued for less than the par value stated in the Charter. Each Charter provision shall be observed until amended by Restated Articles or Articles of Amendment duly filed with the Secretary of State.

1.02 REGISTERED AGENT AND OFFICE REQUIREMENT OF FILING CHANGES WITH SECRETARY OF STATE
The address of the Registered Office provided in the Articles of Incorporation, as duly filed with the Secretary of State for the State of Colorado, is: 1210 South Glencoe Street, Denver, Colorado 80246.
The name of the Registered Agent of the Corporation at such address, as set forth in its Articles of Incorporation, is:
Jennifer Foss.
The Registered Agent or Office may be changed by filing a Statement of Change of Registered Agent or Office or both with the Secretary of State, and not otherwise. Such filing shall be made promptly with each change. Arrangements for each change in Registered Agent or Office shall ensure that the Corporation is not exposed to the possibility of a default judgment. Each successive Registered Agent shall be of reliable character and Ill informed of the necessity of immediately furnishing the papers of any lawsuit against the Corporation to its attorneys.

1.03 INITIAL BUSINESS OFFICE
   The address of the initial principal business office of the
           Corporation is hereby established as: 16125
Shawbrooke Road, SW, Calgary, Alberta T2Y 3B3 Canada. The Corporation may have additional business offices within the State of Colorado and where it may be duly qualified to do business outside of Colorado, as the Board of Directors may from time to time designate or the business of the Corporation may require.

1.04 AMENDMENT OF BYLAWS
The Shareholders or Board of Directors, subject to any limits imposed by the Shareholders, may amend or repeal these Bylaws and adopt new Bylaws. All amendments shall be upon advice of counsel as to legality, except in emergency. Bylaw changes shall take effect upon adoption unless otherwise specified. Notice of Bylaws changes shall be given in or before notice given of the first Shareholders meeting following their adoption.

ARTICLE TWO DIRECTORS AND DIRECTORS MEETINGS

2.01 ACTION BY CONSENT OF BOARD WITHOUT MEETING
Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, and shall have the same force and effect as a unanimous vote of Directors, if all members of the Board consent in writing to the action. Such consent may be given individually or collectively.

2.02 TELEPHONE MEETINGS
Subject to the notice provisions required by these Bylaws and by the Business Corporation Act, Directors may participate in and hold a meeting by means of conference call or similar communication by which all persons participating can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except participation for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

2.03 PLACE OF MEETINGS
Meetings of the Board of Directors shall be held at the business office of the Corporation or at such other place within or without the State of Colorado as may be designated by the Board.

2.04 REGULAR MEETINGS
Regular meetings of the Board of Directors shall be held, without call or notice, immediately following each annual Shareholders meeting, and at such other regularly repeating times as the Directors may determine.

2.05 CALL OF SPECIAL MEETING
Special meetings of the Board of Directors for any purpose may be called at any time by the President or, if the President is absent or unable or refuses to act, by any Vice President or any two Directors. Written notices of the special meetings, stating the time and place of the meeting, shall be mailed ten days before, or telegraphed or personally delivered so as to be received by each Director not later than two days before, the day appointed for the meeting. Notice of meetings need not indicate an agenda. Generally, a tentative agenda will be included, but the meeting shall not be confined to any agenda included with the notice.
Meetings provided for in these Bylaws shall not be invalid for lack of notice if all persons entitled to notice consent to the meeting in writing or are present at the meeting and do not object to the notice given. Consent may be given either before or after the meeting.
Upon providing notice, the Secretary or other officer sending notice shall sign and file in the Corporate Record Book a statement of the details of the notice given to each Director. If such statement should later not be found in the Corporate Record Book, due notice shall be presumed.

2.06 QUORUM
The presence throughout any Directors meeting, or adjournment thereof, of a majority of the authorized number of Directors shall be necessary to constitute a quorum to transact any business, except to adjourn. If a quorum is present, every act done or resolution passed by a majority of the Directors present and voting shall be the act of the Board of Directors.

2.07 ADJOURNMENT AND NOTICE OF ADJOURNED MEETINGS
A quorum of the Directors may adjourn any Directors meeting to meet again at a stated hour on a stated day. Notice of the time and place where an adjourned meeting will be held need not be given to absent Directors if the time and place is fixed at the adjourned meeting. In the absence of a quorum, a majority of the Directors present may adjourn to a set time and place if notice is duly given to the absent members, or until the time of the next regular meeting of the Board.

2.08 CONDUCT OF MEETINGS
At every meeting of the Board of Directors, the Chairman of the Board, if there is such an officer, and if not, the President, or in the Presidents absence, a Vice President designated by the President, or in the absence of such designation, a Chairman chosen by a majority of the Directors present, shall preside. The Secretary of the Corporation shall act as Secretary of the Board of Directors meetings. When the Secretary is absent from any meeting, the Chairman may appoint any person to act as Secretary of that meeting.

2.09 POWERS OF THE BOARD OF DIRECTORS
The business and affairs of the Corporation and all corporate powers shall be exercised by or under authority of the Board of Directors, subject to limitations imposed by law, the Articles of Incorporation, any applicable Shareholders agreement, and these Bylaws.

2.10 BOARD COMMITTEES AUTHORITY TO APPOINT
The Board of Directors may designate an executive committee and one or more other committees to conduct the business and affairs of the Corporation to the extent authorized. The Board shall have the power at any time to change the powers and membership of, fill vacancies in, and dissolve any committee. Members of any committee shall receive such compensation as the Board of Directors may from time to time provide. The designation of any committee and the delegation of authority thereto shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

2.11 TRANSACTIONS WITH INTERESTED DIRECTORS
Any contract or other transaction between the Corporation and any of its Directors (or any corporation or firm in which any of its Directors are directly or indirectly interested) shall be valid for all purposes notwithstanding the presence of that Director at the meeting during which the contract or transaction was authorized, and notwithstanding the Directors participation in that meeting. Ther section shall apply only if the contract or transaction is just and reasonable to the Corporation at the time it is authorized and ratified, the interest of each Director is known or disclosed to the Board of Directors, and the Board nevertheless authorizes or ratifies the contract or transaction by a majority of the disinterested Directors present. Each interested Director is to be counted in determining whether a quorum is present, but shall not vote and shall not be counted in calculating the majority necessary to carry the vote. This section shall not be construed to invalidate contracts or transactions that would be valid in its absence.

2.12 NUMBER OF DIRECTORS
The number of Directors of this Corporation shall be no more than fifteen (15) or less than one (1). No Director need be a resident of Colorado or a Shareholder. The number of Directors may be increased or decreased from time to time by amendment to these Bylaws. Any decrease in the number of Directors shall not have the effect of shortening the tenure, which any incumbent Director would otherwise enjoy.

2.13 TERM OF OFFICE
Directors shall be entitled to hold office until their successors are elected and qualified. Election for all Director positions, vacant or not vacant, shall occur at each annual meeting of the Shareholders and may be held at any special meeting of Shareholders called specifically for that purpose.

2.14 REMOVAL OF DIRECTORS
The entire Board of Directors or any individual Director may be removed from office by a vote of Shareholders holding a majority of the outstanding shares entitled to vote at an election of Directors. However, if less than the entire Board is to be removed, no one of the Directors may be removed if the votes cast against her removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. No director may be so removed except at an election of the class of Directors of which he is a part. If any or all Directors are so removed, new Directors may be elected at the same meeting. Whenever a class or series of shares is entitled to elect one or more Directors under authority granted by the Articles of Incorporation, the provisions of this Paragraph apply to the vote of that class or series and not to the vote of the outstanding shares as a whole.

2.15 VACANCIES
Vacancies on the Board of Directors shall exist upon the occurrence of any of the following events: (a) the death, resignation, or removal of any Director; (b) an increase in the authorized number of Directors; or (c) the failure of the Shareholders to elect the full authorized number of Directors to be voted for at any annual, regular, or special Shareholders meeting at which any Director is to be elected.

2.15(a)   DECLARATION OF VACANCY
A majority of the Board of Directors may declare vacant the office of a Director if the Director: (a) is adjudged incompetent by a court order; (b) is convicted of a crime involving moral turpitude; (c) or fails to accept the office of Director, in writing or by attending a meeting of the Board of Directors, within thirty (30) days of notice of election.

2.15(b)   FILLING VACANCIES BY DIRECTORS
Vacancies other than those caused by an increase in the number of Directors may be filled temporarily by majority vote of the remaining Directors, though less than a quorum, or by a sole remaining Director. Each Director so elected shall hold office until a qualified successor is elected at a Shareholders meeting.

2.15(c)   FILLING VACANCIES BY SHAREHOLDERS
Any vacancy on the Board of Directors, including those caused by an increase in the number of Directors shall be filled by the Shareholders at the next annual meeting or at a special meeting called for that purpose. Upon the resignation of a Director tendered to take effect at a future time, the Board or the Shareholders may elect a successor to take office when the resignation becomes effective.

2.16 COMPENSATION
Directors shall receive such compensation for their services as Directors as shall be determined from time to time by resolution of the Board. Any Director may serve the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receive compensation therefor.

2.17 INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Board of Directors shall authorize the Corporation to pay or reimburse any present or former Director or officer of the Corporation any costs or expenses actually and necessarily incurred by that officer in any action, suit, or proceeding to which the officer is made a party by reason of holding that position, provided, however, that no officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. The Board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

2.18 INSURING DIRECTORS, OFFICERS, AND EMPLOYEES
The Corporation may purchase and maintain insurance on behalf of any Director, officer, employee, or agent of the Corporation, or on behalf of any person serving at the request of the Corporation as a Director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against that person and incurred by that person in any such corporation, whether or not the Corporation has the poIr to indemnify that person against liability for any of those acts.

ARTICLE THREE SHAREHOLDERS MEETINGS

3.01 ACTION WITHOUT MEETING
Any action that may be taken at a meeting of the Shareholders under any provision of the Colorado Business Corporation Act may be taken without a meeting if authorized by a consent or waiver filed with the Secretary of the Corporation and signed by all persons who would be entitled to vote on that action at a Shareholders meeting. Each such signed consent or waiver, or a true copy thereof, shall be placed in the Corporate Record Book.

3.02 TELEPHONE MEETINGS

Subject to the notice provisions required by these Bylaws and by the Business Corporation Act, Shareholders may participate in and hold a meeting by means of conference call or similar communication by which all persons participating can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except participation for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.03 PLACE OF MEETINGS
Shareholders meetings shall be held at the business office of the Corporation, or at such other place within or without the State of Colorado as may be designated by the Board of Directors or the Shareholders.
3.04 NOTICE OF MEETINGS
The President, the Secretary, or the officer or persons calling a Shareholders Meeting. shall give notice, or cause it to be given, in writing to each Director and to each Shareholder entitled to vote at the meeting at least ten (10) but not more than sixty
(60) days before the date of the meeting. Such notice shall state the place, day, and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called. Such written notice may be given personally, by mail, or by other means. Such notice shall be addressed to each recipient at such address as appears on the Books of the Corporation or as the recipient has given to the Corporation for the purpose of notice. Meetings provided for in these Bylaws shall not be invalid for lack of notice if all persons entitled to notice consent to the meeting in writing or are present at the meeting in person or by proxy and do not object to the notice given, Consent may be given either before or after the meeting. Notice of the reconvening of an adjourned meeting is not necessary unless the meeting is adjourned more than thirty days past the date stated in the notice, in which case notice of the adjourned meeting shall be given as in the case of any special meeting. Notice may be waived by written waivers signed either before or after the meeting by all persons entitled to the notice.

3.05 VOTING LIST
At least ten (10), but not more than sixty (60), days before each Shareholders meeting, the officer or agent having charge of the Corporations share transfer books shall make a complete list of the Shareholders entitled to vote at that meeting or any adjournment thereof, arranged in alphabetical order, with the address and the number of shares held by each. The list shall be kept on file at the Registered Office of the Corporation for at least ten (10) days prior to the meeting, and shall be subject to inspection by any Director, officer, or Shareholder at any time during usual business hours. The list shall also be produced and kept open at the time and place of the meeting and shall be subject, during the whole time of the meeting, to the inspection of any Shareholder. The original share transfer books shall be prima facie evidence as to the Shareholders entitled to examine such list or transfer books or to vote at any meeting of Shareholders. HoIver, failure to prepare and to make the list available in the manner provided above shall not affect the validity of any action taken at the meeting.

3.06 VOTES PER SHARE
Each outstanding share, regardless of class, shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of Shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied pursuant to the Articles of Incorporation. A Shareholder may vote in person or by proxy executed in writing by the Shareholder, or by the Shareholders duly authorized attorney-in-fact.

3.07 CUMULATIVE VOTING
Cumulative voting is expressly forbidden

3.08 PROXIES
A Shareholder may vote either in person or by proxy executed in writing by the Shareholder or her or her duly authorized attorney in fact. Unless otherwise provided in the proxy or by law, each proxy shall be revocable and shall not be valid after eleven (11) months from the date of its execution,

3.09 QUORUM
3.09(a)   QUORUM OF SHAREHOLDERS
As to each item of business to be voted on, the presence (in person or by proxy) of the persons who are entitled to vote a majority of the outstanding voting shares on that matter shall constitute the quorum necessary for the consideration of the matter at a Shareholders meeting. The vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present shall be the act of the Shareholders meeting.

3.09(b)   ADJOURNMENT FOR LACK OR LOSS OF QUORUM
No business may be transacted in the absence of a quorum, or upon the withdrawal of enough Shareholders to leave less than a quorum; other than to adjourn the meeting from time to time by the vote of a majority of the shares represented at the meeting.

3.10 VOTING BY VOICE OR BALLOT
Elections  for  Directors  need  not  be  by  ballot   unless   a
Shareholder demands election by ballot before the voting begins.

3.11 CONDUCT OF MEETINGS
Meetings of the Shareholders shall be chaired by the President, or, in the Presidents absence, a Vice President designated by the President, or, in the absence of such designation, any other person chosen by a majority of the Shareholders of the Corporation present in person or by proxy and entitled to vote. The Secretary of the Corporation, or, in the Secretarys absence, an Assistant Secretary, shall act as Secretary of all meetings of the Shareholders. In the absence of the Secretary or Assistant Secretary, the Chairman shall appoint another person to act as Secretary of the meeting.

3.12 ANNUAL MEETINGS
The time, place, and date of the annual meeting of the Shareholders of the Corporation, for the purpose of electing Directors and for the transaction of any other business as may come before the meeting, shall be set from time to time by a majority vote of the Board of Directors. If the day fixed for the annual meeting shall be on a legal holiday in the State of Colorado, such meeting shall be held on the next succeeding business day. If the election of Directors is not held on the day thus designated for any annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the Shareholders as soon thereafter as possible.

3.13 FAILURE TO HOLD ANNUAL MEETING
If, within any 13-month period, an annual Shareholders Meeting is not held, any Shareholder may apply to a court of competent jurisdiction in the county in which the principal office of the Corporation is located for a summary order that an annual meeting be held.

3.14 SPECIAL MEETINGS
A special Shareholders meeting may be called at any time by. (a) the President; (b) the Board of Directors; or (c) one or more Shareholders holding in the aggregate one-tenth or more of all the shares entitled to vote at the meeting. Such meeting may be called for any purpose. The party calling the meeting may do so only by written request sent by registered mail or delivered in person to the President or Secretary. The officer receiving the written request shall within ten (10) days from the date of its receipt cause notice of the meeting to be sent to all the Shareholders entitled to vote at such a meeting. If the officer does not give notice of the meeting within ten (10) days after the date of receipt of the written request, the person or persons calling the meeting may fix the time of the meeting and give the notice. The notice shall be sent pursuant to Section 3.04 of these Bylaws. The notice of a special Shareholders meeting must state the purpose or purposes of the meeting and, absent consent of every Shareholder to the specific action taken, shall be limited to purposes plainly stated in the notice, notwithstanding other provisions herein.

ARTICLE FOUR OFFICERS

4.01 TITLE AND APPOINTMENT
The officers of the Corporation shall be a President and a Secretary, as required by law. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries, and one or more Assistant Treasurers. One person may hold any two or more offices, including President and Secretary. All officers shall be elected by and hold office at the pleasure of the Board of Directors, which shall fix the compensation and tenure of all officers.

4.01(a)   CHAIRMAN OF THE BOARD
The Chairman, if there shall be such an officer, shall, if present, preside at the meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to the Chairman by the Board of Directors or prescribed by these Bylaws.

4.01(b)   PRESIDENT
Subject to such supervisory powers, if any, as may be given to the Chairman, if there is one, by the Board of Directors, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and officers of the Corporation. The President shall have the general powers and duties of management usually vested in the office of President of a corporation; shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws; and shall be ex officio a member of all standing committees, including the executive committee, if any. In addition, the President shall preside at all meetings of the Shareholders and in the absence of the Chairman, or if there is no Chairman, at all meetings of the Board of Directors.

4.01(c)   VICE PRESIDENT
Any Vice President shall have such powers and perform such duties as from time to time may be prescribed by these Bylaws, by the Board of Directors, or by the President. In the absence or disability of the President, the senior or duly appointed Vice President, if any, shall perform all the duties of the President, pending action by the Board of Directors when so acting, such Vice President shall have all the powers of, and be subject to all the restrictions on, the President.

4.01(d)   SECRETARY
The Secretary shall:
A. See that all notices are duly given in accordance with the provisions of these Bylaws and as required by law. In case of the absence or disability of the Secretary. or the Secretarys refusal or neglect to act, notice may be given and served by an Assistant Secretary or by the Chairman, the President, any Vice President, or by the Board of Directors.
B. Keep the minutes of corporate meetings, and the Corporate Record Book, as set out in Section 7.01 hereof.
C. Maintain, in the Corporate Record Book, a record of all share certificates issued or canceled and all shares of the Corporation canceled or transferred.
D. Be custodian of the Corporations records and of any seal, which the Corporation may from time to time adopt. when the Corporation exercises its right to use a seal, the Secretary shall see that the seal is embossed on all share certificates prior to their issuance and on all documents authorized to be executed under seal in accordance with the provisions of these Bylaws.
E. In general, perform all duties incident to the office of Secretary, and such other duties as from time to time may be required by Sections 7.01, 7.02, and 7.03 of these Bylaws, by these Bylaws generally, by the Board of Directors, or by the President.

4.01(e)   TREASURER
The Treasurer shall:
F. Have charge and custody of, and be responsible for, all funds and securities of the Corporation, and deposit all funds in the name of the Corporation in those banks, trust companies, or other depositories that shall be selected by the Board of Directors.
G.   Receive, and give receipt for, monies due and payable to the
Corporation.
H. Disburse or cause to be disbursed the funds of the Corporation as may be directed by the Board of Directors, taking proper vouchers for those disbursements.
I. If required by the Board of Directors or the President, give to the Corporation a bond to assure the faithful performance of the duties of the Treasurers office and the restoration to the Corporation of all corporate books, papers, vouchers, money, and other property of whatever kind in the Treasurers possession or control, in case of the Treasurers death, resignation, retirement, or removal from office. Any such bond shall be in a sum satisfactory to the Board of Directors, with one or more sureties or a surety company satisfactory to the Board of Directors.
J. In general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by Sections 7.O4 and 7.05 of these Bylaws, by these Bylaws generally, by the Board of Directors, or by the President.

4.01(f)   ASSISTANT SECRETARY AND ASSISTANT TREASURER
The Assistant Secretary or Assistant Treasurer shall have such powers and perform such duties as the Secretary or Treasurer, respectively, or as the Board of Directors or President may prescribe. In case of the absence of the Secretary or Treasurer, the senior Assistant Secretary or Assistant Treasurer, respectively, may perform all of the functions of the Secretary or Treasurer.

4.02 REMOVAL AND RESIGNATION
Any officer may be removed, either with or without cause, by vote of a majority of the Directors at any regular or special meeting of the Board, or, except in case of an officer chosen by the Board of Directors, by any committee or officer upon whom that power of removal may be conferred by the Board of Directors. Such removal shall be without prejudice to the contract rights, if any, of the person removed. Any officer may resign at any time by giving written notice to the Board of Directors, the President, or the Secretary of the Corporation. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of that resignation shall not be necessary to make it effective.

4.03 VACANCIES
Upon the occasion of any vacancy occurring in any office of the Corporation, by reason of death, resignation, removal, or otherwise, the Board of Directors may elect an acting successor to hold office for the unexpired term or until a permanent successor is elected.

4.04 COMPENSATION
The compensation of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving a salary by reason of the fact that the officer is also a Shareholder or a Director of the Corporation, or both.

ARTICLE FIVE - AUTHORITY TO EXECUTE INSTRUMENTS

5.01 NO AUTHORITY ABSENT SPECIFIC AUTHORIZATION
These Bylaws provide certain authority for the execution of instruments. The Board of Directors, except as otherwise provided in these Bylaws, may additionally authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances. Unless expressly authorized by these Bylaws or the Board of Directors, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement nor to pledge its credit nor to render it peculiarly liable for any purpose or in any amount.

5.02 EXECUTION OF CERTAIN INSTRUMENTS
Formal contracts of the Corporation, promissory notes, deeds, deeds of trust, mortgages, pledges, and other evidences of indebtedness of the Corporation, other corporate documents, and certificates of ownership of liquid assets held by the Corporation shall be signed or endorsed by the President or any Vice President and by the Secretary or the Treasurer, unless otherwise specifically determined by the Board of Directors or otherwise required by law.

ARTICLE SIX - ISSUANCE AND TRANSFER OF SHARES

6.01 CLASSES AND SERIES OF SHARES
The Corporation may issue one or more classes or series of shares, or both. Any of these classes or series may have full, limited, or no voting rights, and may have such other preferences, rights, privileges, and restrictions as are stated or authorized in the Articles of Incorporation. All shares of any one class shall have the same voting, conversion, redemption, and other rights, preferences, privileges, and restrictions, unless the class is divided into series, If a class is divided into series, all the shares of any one series shall have the same voting, conversion, redemption, and other. rights, preferences, privileges, and restrictions. There shall always be a class or series of shares outstanding that has complete voting rights except as limited or restricted by voting rights conferred on some other class or series of outstanding shares.

6.02 CERTIFICATES FOR FULLY PAID SHARES
Neither shares nor certificates representing shares may be issued by the Corporation until the full amount of the consideration has been received when the consideration has been paid to the Corporation, the shares shall be deemed to have been issued and the certificate representing the shares shall be issued to the shareholder.

6.03 CONSIDERATION FOR SHARES
Shares may be issued for such consideration as may be fixed from time to time by the Board of Directors, but not less than the par value stated in the Articles of Incorporation. The consideration paid for the issuance of shares shall consist of money paid, labor done, or property actually received, and neither promissory notes nor the promise of future services shall constitute payment nor partial payment for shares of the Corporation.

6.04 REPLACEMENT OF CERTIFICATES
No replacement share certificate shall be issued until the former certificate for the shares represented thereby shall have been surrendered and canceled, except that replacements for lost or destroyed certificates may be issued, upon such terms, conditions, and guarantees as the Board may see fit to impose, including the filing of sufficient indemnity.

6.05 SIGNING CERTIFICATES-FACSIMILE SIGNATURES
All share certificates shall be signed by the officer(s) designated by the Board of Directors. The signatures of the foregoing officers may be facsimiles. If the officer who has signed or whose facsimile signature has been placed on the certificate has ceased to be such officer before the certificate issued, the certificate may be issued by the Corporation with the same effect as if he or she Ire such officer on the date of its issuance.

6.06 TRANSFER AGENTS AND REGISTRARS
The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate. Each registrar appointed, if any, shall be an incorporated bank or trust company, either domestic or foreign.

6.07 CONDITIONS OF TRANSFER
The party in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, provided that whenever any transfer of shares shall be made for collateral security, and not absolutely, and prior written notice thereof shall be given to the Secretary of the Corporation, or to its transfer agent, if any, such fact shall be stated in the entry of the transfer.

6.08 REASONABLE DOUBTS AS TO RIGHT TO TRANSFER
When a transfer of shares is requested and there is reasonable doubt as to the right of the person seeking the transfer, the Corporation or its transfer agent, before recording the transfer of the shares on its books or issuing any certificate therefor, may require from the person seeking the transfer reasonable proof of that persons right to the transfer. If there remains a reasonable doubt of the right to the transfer, the Corporation may refuse a transfer unless the person gives adequate security or a bond of indemnity executed by a corporate surety or by two individual sureties satisfactory to the Corporation as to form, amount, and responsibility of sureties. The bond shall be conditioned to protect the Corporation, its officers, transfer agents, and registrars, or any of them, against any loss, damage, expense, or other liability for the transfer or the issuance of a new certificate for shares.
ARTICLE SEVEN - CORPORATE RECORDS AND ADMINISTRATION

7.01 MINUTES OF CORPORATE MEETINGS
The Corporation shall keep at the principal office, or such other place as the Board of Directors may order, a book recording the minutes of all meetings of its Shareholders and Directors, with the time and place of each meeting, whether such meeting was regular or special, a copy of the notice given of such meeting, or of the written waiver thereof, and, if it is a special meeting, how the meeting was authorized. The record book shall further show the number of shares present or represented at Shareholders meetings, and the names of those present and the proceedings of all meetings.

7.02 SHARE REGISTER
The Corporation shall keep at the principal office, or at the office of the transfer agent, a share register showing the names of the Shareholders, their addresses, the number and class of shares issued to each, the number and date of issuance of each certificate issued for such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The above information may be kept on an information storage device such as a computer, provided that the device is capable of reproducing the information in clearly legible form. If the Corporation is taxed under Internal Revenue Code Section 1244 or Subchapter S, the Officer issuing shares shall maintain the appropriate requirements regarding issuance.

7.03 CORPORATE SEAL
The Board of Directors may at any time adopt, prescribe the use of, or discontinue the use of, such corporate seal as it deems desirable, and the appropriate officers shall cause such seal to be affixed to such certificates and documents as the Board of Directors may direct.

7.04 BOOKS OF ACCOUNT
The  Corporation shall maintain correct and adequate accounts  of its properties and business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus, and shares. The corporate bookkeeping procedures shall conform to accepted accounting practices for the Corporations business or businesses. subject to the foregoing, The chart of financial accounts shall be taken from, and designed to facilitate preparation of, current corporate tax returns. Any surplus, including earned surplus, paid-in surplus, and surplus arising from a reduction of stated capital, shall be classed by source and shown in a separate account. If the Corporation is taxed under Internal Revenue Code Section 1244 or Subchapter S, the officers and agents maintaining the books of account shall maintain the appropriate requirements.

7.05 INSPECTION OF CORPORATE RECORDS
A Director or Shareholder demanding to examine the Corporations books or records may be required to first sign an affidavit that the demanding party will not directly or indirectly participate in reselling the information and will keep it confidential other than in use for proper purposes reasonably related to the Directors or Shareholders role. A Director who insists on examining the records while refusing to sign this affidavit thereby resigns as a Director.

7.06 FISCAL YEAR
The fiscal year of the Corporation shall be as determined by the Board of Directors and approved by the Internal Revenue Service. The Treasurer shall forthwith arrange a consultation with the Corporations tax advisers to determine whether the Corporation is to have a fiscal year other than the calendar year. If so, the Treasurer shall file an election with the Internal Revenue Service as early as possible, and all correspondence with the IRS, including the application for the Corporations Employer Identification Number, shall reflect such non-calendar year election.

7.07 WAIVER OF NOTICE
Any notice required by law or by these Bylaws may be waived by execution of a written waiver of notice executed by the person entitled to the notice. The waiver may be signed before or after the meeting.

ARTICLE EIGHT - ADOPTION OF INITIAL BYLAWS
The  Board of Directors adopted the foregoing bylaws on  February
29, 2000.

/S/ Lance R. Larsen
Director
Attested to, and certified by:  /S/ Lance R. Larsen, Secretary